PRICING SUPPLEMENT NO. 120 DATED                        Filed Pursuant to
AUGUST 26, 1999 TO PROSPECTUS DATED                     Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                     File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:             $  556,000.00
Original Issue Date (Settlement Date):  August 31, 1999
Stated Maturity Date:                   July 15, 2004
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.750% Per Annum
Interest Payment Dates:                 January 15 and July 15 and Semi-
                                        Annually Thereafter
                                        Commencing January 15, 2000
Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [ X ] Yes     [   ] No

Initial Redemption Date:                July 15, 2001
Redemption Price:                       100%

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $    5,000.00
Prudential Securities Incorporated      $   92,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $   29,000.00
Roney & Co, Inc                         $   90,000.00
Raymond James & Associates, Inc         $  170,000.00
J.W. Korth & Company                    $  170,000.00
      Total                             $  556,000.00

                                        Per Note Sold by
                                        Agents To Public         Total

Issue Price:                            $    1,000.00       $  556,000.00
Agent's Discount or Commission:         $        6.00       $    3,336.00
Maximum Dealer's Discount or
  Selling Concession:                   $       12.50       $    6,950.00
Proceeds to the Company:                $      981.50       $  545,714.00

CUSIP Number:  12589QP83